Exhibit 10.3

Hospira Corporate Officer Severance Plan

(Effective September 1, 2007 and as amended through the Second Amendment effective December 9, 2009)

1.                                       Purpose.  The Hospira Corporate Officer Severance Plan (“Plan”) was established to provide Severance Pay and other benefits to terminated Corporate Officers of Hospira, Inc. (the “Company”) who satisfy the terms of the Plan.  Severance Pay and benefits under the Plan shall be in lieu of any benefits available under the Hospira Transitional Pay Plan or any other severance plan or policy maintained by the Company or any of its subsidiaries and affiliates (each an “Affiliate”); and benefits will not be payable under the Plan if the relevant termination of employment results in the employee being eligible for equivalent (or greater) severance pay and benefits under an employment agreement between the Company or an Affiliate and the employee, or under the Hospira, Inc. Change in Control Severance Pay Plan or any Change in Control agreement between the Company or any Affiliate and the employee.

2.                                       Administration.  The Plan is administered by the Company’s Corporate Vice President, Human Resources (“Administrator”), except as specifically stated herein.  The Administrator has the complete discretion and authority with respect to the Plan and its application.  The Administrator reserves the right to interpret the Plan, prescribe, amend and rescind rules and regulations relating to it, determine the terms and provisions of Severance Pay and benefits and make all other determinations it deems necessary or advisable for the administration of the Plan.  The determination of the Administrator in all matters regarding the Plan shall be conclusive and binding on all persons.  The Administrator may delegate any of his or her duties under the Plan to one or more other persons.

3.                                       Scope.  The Plan will apply to all Corporate Officers (“Participants”).  For purposes of the Plan, the term “Corporate Officer” means an individual elected a corporate officer of the Company by its Board of Directors or designated as a Plan participant by the Compensation Committee of the Board of Directors of the Company (“Committee”) and listed on the attached Exhibit A, but shall not include assistant officers or the Company’s Chief Executive Officer (“CEO”).

4.                                       Eligibility for Severance Pay.  A Participant becomes entitled to receive severance pay (“Severance Pay”) only if he or she is terminated by the Company or an Affiliate for any of the following reasons, and the conditions described in Section 5 below are met:

(a)                                  The Participant’s position is eliminated due to a reduction in force or other restructuring.

(b)                                 The Participant’s employment is otherwise terminated for reasons not related to performance, illegal activity, failure to abide by the Company’s Code of Conduct, or other good cause as determined by the Administrator and is otherwise considered to be involuntary.

A Participant’s eligibility for Severance Pay shall not be affected by the Company’s decision to accept his or her resignation or retirement following the occurrence of any of the conditions described in Sections 4(a) and 4(b). The decision as to whether a Participant is eligible for Severance Pay and benefits under this Plan shall be made by the Administrator, not the Participant.  If the Participant disagrees, the Participant must follow the procedures set forth in Section 14.

5.                                       Conditions to Receipt of Severance Pay.

(a)                                  Severance Pay is not available to a Participant otherwise eligible for Severance Pay who transfers to another position with the Company or any Affiliate.

(b)                                 A Participant must sign an agreement in a form provided by the Administrator under which the Participant agrees to use all best efforts to protect the secrecy and confidentiality of information that is confidential and proprietary to Hospira or any of its Affiliates (“Confidential Information”) and under which the Participant agrees that, for a period of 2 years after his or her termination of employment the Participant will: (1) not engage, directly or indirectly, in any activity or employment, for the benefit of the Participant or others, in a manner that contributes to any research, discovery, development, manufacture, importation, marketing, promotion, sale or use of any competing Hospira product, process or service, which is related in any way to the Participant’s employment with the Company or any of its Affiliates; (2) not engage in any activity or employment in the performance of which any Confidential Information obtained, provided or otherwise acquired, directly or indirectly, during the term of employment with Hospira or any of its Affiliates is likely to be used or disclosed, notwithstanding the Participant’s undertaking to the contrary; (3) not solicit the customers of the Company or any of its Affiliates or entice any employee of the Company or any of its Affiliates to leave the employment of the Company or any of its Affiliates; and (4) inform the Company of other employment by contacting the Administrator within 5 days of accepting such other employment.

(c)                                  A Participant must satisfy any other condition specified in Section 5 and Section 6.  During the period in which a Participant is entitled to consider the execution of the waiver and release agreement described in Section 6, or during such other period as is otherwise agreed to by the Administrator and the Participant, he or she may be required to complete unfinished business projects and be available for discussions regarding matters relative to the Participant’s duties with the Company or any of its Affiliates.

(d)                                 A Participant must return all property and information of the Company or any of its Affiliates.

(e)                                  A Participant must agree to pay all outstanding amounts owed to the Company or any Affiliate and authorize the Company or Affiliate to withhold any outstanding amounts from his or her final paycheck and/or Severance Pay.

6.                                       Amount of Severance Pay.  The amount of Severance Pay to which a Participant is entitled under the Plan is the sum of:

(a)                                  2 years of the Participant’s base salary at the rate in effect on the date of termination, plus

(b)                                 for the year of termination: (1) if the Participant also participates in the Hospira Incentive Plan or a successor plan (“HIP”), the Participant’s pro rata annual incentive bonus award through the date of termination, with the determination of the amount of such award based on an assumption that the target level of performance has been achieved; or (2) if the Participant also participates in the Hospira, Inc. Performance Incentive Plan or a successor plan (“PIP”), the Participant’s pro rata annual incentive bonus award, if any, through the date of termination as determined under the PIP.

In addition to the pro-rata bonus provided under Section 6(b) above, if the Participant’s date of termination occurs after the end of a performance period applicable to an annual incentive bonus award in which the Participant participates, and prior to the payment of the award, if any, for the period, the Participant shall be entitled to a lump sum payment in cash with respect to such prior performance period, as determined under the terms of that incentive award arrangement.

A Participant who is receiving benefits under a short term disability plan maintained by the Company or any Affiliate will be entitled to Severance Pay at the end of the period of payment of short term disability if, and only if, (1) he or she is not then eligible for benefits under a long term disability plan maintained by the Company or an Affiliate, and (2) he or she is not offered employment with the Company or an Affiliate that, in the discretion of the Administrator, is comparable to that held by the Participant at the time the applicable period of short term disability commenced.  A Participant will not be entitled to Severance Pay at the end of the period of long term disability.

Except as provided in the last sentence of this paragraph, Severance Pay will be paid to a Participant in one lump sum cash payment.  Payment will be made as soon as practicable after the last to occur of (1) the date of the Participant’s termination of employment, (2)  the effective date of the Participant’s executed waiver and release agreement in the form provided by the Administrator (i) which releases the Company and its Affiliates, and their respective officers, directors and employees, from any and all actions, suits, proceedings, claims and demands relating to the Participant’s employment with the Company or any Affiliate and the termination thereof, (ii) which releases all rights and benefits required under any other severance policy or plan maintained by the Company or any Affiliate, and (iii) under which the Participant agrees to maintain and protect the reputation of the Company and its Affiliates and their businesses, products and personnel, and the Participant agrees further to not disparage the Company, any Affiliate,  or any person representing the Company or any Affiliate, or engage in any similar activities which reasonably could be anticipated to affect negatively the reputation of the Company and any Affiliate and their businesses, products and personnel, and relationships with current or prospective customers, suppliers and employees and (3) the satisfaction of the conditions described in Sections 5(b), (c), (d) and (e).  In any event, the payment shall be made no later than 2 ½ months after the end of the year in which the termination described in Section 4 occurs. Severance Pay shall be reduced by applicable amounts necessary to comply with federal, state and local income tax withholding requirements. Notwithstanding any provision contained herein, for a Participant who participates in the PIP, the payment described in Section 6(b)(2) shall be paid after the determination of such amount, but no later than 2 ½ months after the end of the year in which the termination described in Section 4 occurs.  For all participants, the benefits described in this Plan shall be forfeited if the Participant fails to execute the agreement described in Section 5(b) and the waiver and release agreement described in this paragraph within 2 ½ months after the end of the year in which the termination described in Section 4 occurs.

7.                                       Benefits.

(a)                                  Welfare Benefits.  A Participant entitled to Severance Pay shall receive, at the time of payment of Severance Pay, a lump sum payment equivalent to 130% of the cost of 72-weeks of COBRA (as defined in Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), and Sections 601-609 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or any successor sections) continuation coverage premiums in lieu of any continued medical, dental, vision, and other welfare benefits offered by the Company or any Affiliate.  Such period of COBRA continuation coverage shall be included as part of the period during which the Participant may elect continued group health coverage under COBRA.

(b)                                 Outplacement Services.  A Participant entitled to Severance Pay shall receive outplacement services, selected by the Company at its expense, for a period commencing on the date of termination of employment and continuing until the earlier to occur of the Participant accepting other employment or 12 months thereafter.

8.                                       Death of Participant.  No Severance Pay will be paid if a Participant dies before satisfying Section 4 and Section 5; provided, however, that if a Participant dies after becoming entitled to receive Severance Pay by satisfying Section 4 and Section 5 but prior to receiving Severance Pay pursuant to Section 4, payment of the Severance Pay determined under Section 4 will be made to the representative of his or her estate.  Notwithstanding any provision of this Plan to the contrary, the Administrator and the Participant’s estate may agree to alternative means for the satisfaction of the requirements in Sections 5 (b), (c), (d) and (e).

9.                                       Effective Date of Plan.  The Plan is effective as of September 1, 2007.

10.                                 Amendment or Termination.

(a)                                  Hospira reserves the right to amend or terminate the Plan at any time; provided, however, that no amendment or termination may adversely affect any Severance Pay and benefits of a Participant who has terminated employment and is entitled to Severance Pay and benefits by satisfying the requirements in Section 4 and Section 5.  All amendments and any termination of the Plan will be adopted by resolution of the Committee.

(b)                                 Severance Pay and benefits under the Plan are not intended to be a vested right.

11.                                 Code Section 409A.  Notwithstanding anything to the contrary in this Plan, the Committee may adopt such amendments to the Plan, or adopt policies or procedures, as may be necessary or appropriate to (a) exempt Severance Pay and benefits from Code Section 409A and/or to preserve the intended tax treatment thereof or (b) otherwise comply with the requirements of Code Section 409A and related regulations.

12.                                 Governing Law.  The terms of the Plan shall, to the extent not preempted by federal law, be governed by, and construed and enforced in accordance with, the laws of the State of Illinois, including all matters of construction, validity and performance.

13.                                 Miscellaneous Provisions.

(a)                                  Severance Pay and other benefits pursuant to the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge prior to actual receipt by a Participant, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void and neither the Company nor any Affiliate shall be liable in any manner for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to any Severance Pay or other benefits under the Plan.

(b)                                 Nothing contained in the Plan shall confer upon any individual the right to be retained in the service of the Company or any Affiliate, nor limit the right of the Company or Affiliate to discharge or otherwise deal with any individual without regard to the existence of the Plan.

(c)                                  The Plan shall at all times be entirely unfunded.  No provision shall at any time be made with respect to segregating assets of the Company or any Affiliate for payment of any Severance Pay or other benefits hereunder.  No employee or any other person shall have any interest in any particular assets of the Company or any Affiliate by reason of the right to receive Severance Pay or other benefits under the Plan, and any such employee or any other person shall have only the rights of a general unsecured creditor of the Company or an Affiliate with respect to any rights under the Plan.

14.                                 Appeals Procedure.  If a Participant feels he or she should be eligible for Severance Pay or benefits under the Plan, the Participant may file a written claim with the Administrator. If a written claim for Severance Pay or benefits under the Plan by a Participant or his or her beneficiary is denied, either in whole or in part, the Administrator will let the claimant know in writing within 90 days.  If the claimant does not hear within 90 days, the claimant may treat the claim as if it had been denied.  A notice of a denial of a claim will refer to a specific reason or reasons for the denial of the claim; will have specific references to the Plan provisions upon which the denial is based; will describe any additional material or information necessary for the claimant to perfect the claim and explain why such material information is necessary; and will have an explanation of the Plan’s review procedure.

The claimant will have 60 days after the date of the denial to request in writing for a review and a hearing.  The claimant must file a written request with the CEO for a review.  During this time the claimant may review pertinent documents and may submit issues and comments in writing.  The CEO will have another 60 days in which to consider the claimant’s written request for review.  If special circumstances require an extension of time for processing, the CEO may have an additional 60 days to answer the claimant.  The claimant will receive a written notice if the extra days are needed.  The claimant may submit in writing any document, issues and comments he or she may wish.  The decision of the CEO will tell the claimant the specific reasons for his or her actions, and refer the claimant to the specific Plan provisions upon which its decision is based.

15.                             Rights Under ERISA.  Each Participant in the Plan is entitled to certain rights and protection under ERISA, which provides that all Participants shall be entitled to:

(a)                                  Examine, without charge, at the Company’s office all Plan documents.

(b)                                 Obtain copies of all Plan documents and other Plan information upon written request to the Administrator.  The Administrator may make a reasonable charge for the copies.

In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of an employee benefit plan.  The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of the Participants and beneficiaries.  No one, including the Company, any Affiliate or any other person, may fire a Participant or otherwise discriminate against a Participant in any way to prevent him or her from obtaining a benefit or exercising his or her rights under ERISA.  If a Participant’s claim for a benefit is denied in whole or in part, he or she must receive a written explanation of the reason for the denial.  A Participant has the right to have the CEO review and reconsider his or her written claim.  Under ERISA, there are steps a Participant can take to enforce the above rights.  For instance, if a Participant requests materials from the Administrator and does not receive them within thirty (30) days, he or she may file suit in a federal court.  In such a case the court may require the Company to provide the materials and pay the Participant up to $110 a day until the Participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Company.  If a Participant has a claim for benefits, which is denied or ignored, in whole or in part, he or she may file suit in a state or federal court.  If a Participant is discriminated against for asserting his or her rights, he or she may ask assistance from the United States Department of Labor, or he or she may file suit in a federal court.  The court will decide who should pay the court costs and legal fees.  If the Participant is successful, the court may order the person he or she has sued to pay these costs and fees.  If the Participant loses, the court may order him or her to pay these costs and fees, for example, if it finds his or her claim to be frivolous.  If a Participant has questions about the Plan, he or she should contact the Administrator.  If a Participant has any questions about this statement or about his or her rights under ERISA, he or she should contact the nearest Area Office of the United States Labor-Management Services Administration, Department of Labor.

16.                                 Plan Facts:

Company: Address:	Hospira, Inc. 275 North Field Drive Lake Forest, IL 60045

Plan Name:	Hospira Corporate Officer Severance Plan

Type of Plan:	Severance Plan-Welfare Benefits Plan

Plan Year:	Calendar year

Employer Identification Number (EIN):	20-0504497

Plan Administrator:	Corporate Vice President, Human Resources

Business Address:	275 North Field Drive Lake Forest, IL 60045

Agent for Service of Legal Process:	Corporate Vice President, Human Resources

Address	275 North Field Drive Lake Forest, IL 60045

Hospira Corporate Officer Severance Plan

Exhibit A

List of Plan Participants

Name	Position

Lori Carlson	Corporate Vice President and Treasurer

Arthur J. Fiocco, Jr.	Corporate Vice President, Global Quality

James H. Hardy, Jr.	Corporate Vice President, Supply Chain

Richard J. Hoffman	Corporate Vice President and Controller

Daphne Jones	Senior Vice President and Chief Information Officer

Terrence Kearney	Chief Operating Officer

Michael Kotsanis	Corporate Vice President and President, Europe, Middle East and Africa

Jim Mahoney	Corporate Vice President, Global Manufacturing Operations

Kenneth F. Meyers	Senior Vice President of Organizational Transformation and People Development

Thomas Moore	Corporate Vice President and President, U.S.

Timothy Oldham	Corporate Vice President and President, Asia-Pacific

Sumant Ramachandra	Senior Vice President, Research and Development, Medical Affairs and Chief Scientific Officer

Brian Smith	Senior Vice President, General Counsel and Secretary

Ron Squarer	Senior Vice President, Global Marketing and Corporate Development

Thomas Werner	Senior Vice President, Finance and Chief Financial Officer

Valentine Yien	Corporate Vice President, Operations Finance

Exhibit A (as revised October 21, 2009)